Exhibit 10.7

Power of Attorney

I, [Name of Shareholder], a citizen of the ********* with the ID code of ********* and a holder of [Percentage]% of the entire registered capital in Beijing Xiaoju Technology Co., Ltd. (“Xiaoju”) (“My Shareholding”), hereby irrevocably authorize Beijing Didi Infinity Technology and Development Co., Ltd. (“WFOE”) to exercise the following rights relating to My Shareholding during the Authorization Period (as defined below):

The WFOE is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation to: 1) propose, convene and attend shareholders’ meetings of Xiaoju; 2) exercise all the shareholder’s rights and shareholder’s voting rights I am entitled to under the laws of China and Xiaoju’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of My Shareholding in part or in whole; and 3) designate and appoint on behalf of myself the legal representative, the executive director (or board chairman), supervisor, the chief executive officer (or general manager) and other senior management members of Xiaoju.

Without limiting the generality of the powers granted hereunder, the WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which I am required to be a party, on behalf of myself, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement to which I am a party.

All the actions associated with My Shareholding conducted by the WFOE shall be deemed as my own actions, and all the documents related to My Shareholding executed by the WFOE shall be deemed to be executed by me. When acting in respect of any and all of the aforementioned matters, the WFOE may act at its own discretion and does not need to seek my prior consent. I hereby acknowledge and ratify those actions and/or documents by the WFOE.

The WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.

So long as I am a shareholder of Xiaoju, the “Authorization Period” shall start from May 26, 2015 and last until the WFOE issues adverse instructions in writing. Once the WFOE instructs me in writing to terminate this Power of Attorney in whole or in part, I will immediately withdraw the authorization herein granted to the WFOE and execute power(s) of attorney in the same format of this Power of Attorney, granting to other persons nominated by the WFOE the same authorization under this Power of Attorney.

During the Authorization Period, I hereby waive all the rights associated with My Shareholding, which have been authorized to the WFOE through this Power of Attorney, and shall not exercise such rights by myself

I hereby confirm and ratify all the actions taken by the WFOE in connection with the authorization herein from May 26, 2015.

This Power of Attorney is written in Chinese and English with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

[The space below is intentionally left blank.]

[Name of Shareholder]

By:	/s/ [Name of Shareholder]

Schedule of Material Differences

One or more persons executed Proxy Agreement using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Shareholder	% of Shareholder’s Equity Interest in the Company
1.	CHENG Wei	48.23
2.	WANG Gang	48.23
3.	ZHANG Bo	1.55
4.	WU Rui	0.72
5.	CHEN Ting	0.31